Exhibit 10.1

EMPLOYMENT AGREEMENT AND GENERAL RELEASE

1.           Parties.  The parties to this Employment Agreement and General Release ("Agreement") are:

A.           Mark C. Good ("Employee").

B.           Public Storage, and its past and present shareholders, officers, directors, employees, affiliated companies, attorneys, agents and representatives (“Employer").

2.           Recitals.

A.           Employee has been employed by Employer as Chief Operating Officer since on or about September 8, 2008.  The parties agree that the employment relationship will continue until 11:59 P.M. Pacific Time on December 31, 2010, unless terminated earlier pursuant to the terms of this Agreement.

B.           The parties have agreed that to end their employment relationship in a mutually satisfactory manner, and to resolve all known and unknown disputes between the parties, the following covenants and agreements shall be made:

3.           Positions.  Subject to the provisions of Section 7 below, Employee will continue to serve as Public Storage’s Chief Operating Officer through December 31, 2010.  In this position, Employee will continue to report to Public Storage’s Chief Executive Officer or to such other person as may be designated by Employer’s Chief Executive Officer or its Board of Trustees.  During the term of this Agreement, Employer may, consistent with Employee’s qualifications and experience, change Employee’s responsibilities at any time by creating new responsibilities and/or moving certain responsibilities.  Employee will continue to devote his full time efforts toward fulfilling the responsibilities of his position through December 31, 2010.

4.           Cooperation.  Subject to the provisions of Section 7 below, the parties agree that through December 31, 2010, Employee will, among other things that Employer may reasonably request in connection with Employer’s business, (a) use his reasonable best efforts to assist in effectuating a smooth transition of his projects, assignments and responsibilities and (b) provide ongoing strategic and other advice and assistance as Employer may determine, in its sole discretion, to be necessary.

The parties further agree that at all times following the termination of the employment relationship, Employee will cooperate fully with the Employer in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, governmental agency or arbitration proceeding involving the Employer with respect to which the Employee has relevant information arising out of his employment with the Employer.  Employee also will assist Employer during the discovery phase (or prior thereto) of any judicial, administrative, arbitration, or governmental agency proceeding involving Employer and with respect to which the Employee has relevant information arising out of his employment with Employer including, without limitation, meeting with counsel, assisting and cooperating in the preparation and review of documents, and meeting with other representatives of the Employer.  The parties agree that such cooperation and assistance shall, to the extent practicable (giving due regard to the needs of the Employer and the requirements of Employee’s then current work obligations), be at times and places that are mutually convenient to both the Employee and the Employer.  The Employer agrees that it will pay, upon production of appropriate receipts, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by Employee in connection with such assistance.  Employee represents that he is not presently aware of any conflict of interest between himself and Employer in connection with any pending litigation or investigations that may give rise to a question regarding the possible need for independent counsel with respect to the defense of such matters.

Effective no later than  11:59 P.M. Pacific Time, December 31, 2010, Employee will resign as Chief Operating Officer, and resign from all other officer positions that he holds with Public Storage or with any of its subsidiaries and affiliated companies.  Employee agrees to sign, if requested by Employer, forms of resignation from any offices he holds with Employer and any related forms necessary to effectuate such resignation.

5.           Compensation.  In consideration for Employee’s satisfaction of each of Employee’s obligations under this Agreement, Employer will compensate Employee as follows:

A)  Employee will continue to be paid twice monthly on the fifteenth and last day of the month at a rate of $41,666.67 per month through December 31, 2010.  In the event that Employee voluntarily terminates the employment relationship without cause prior to December 31, 2010, the remaining payments provided for in this paragraph shall be accelerated and Employer will pay to Employee within ten business days following such voluntary termination the balance due of such payments that otherwise would have been payable monthly through December 31, 2010.

 Employee will continue to accrue vacation benefits and participate in Employer’s group insurance plans and 401(k) plan while employed by Employer, up to but no later than December 31, 2010.  During the remainder of the employment relationship, Employer will continue to reimburse Employee for those properly documented, reasonable travel or similar expenditures incurred by Employee consistent with prior practice that are reasonably necessary for the proper discharge of Employee’s duties under this Agreement.  Employee will submit all expense reports for reasonable business expenses by December 31, 2010 and provide receipts satisfactory to Employer in accordance with Employer’s current policy.

B)  Prior to the Employee’s last day of employment or if within a reasonable time following the termination of the employment relationship, Employer will provide Employee with the services of Employer’s approved moving vendor to assist with the relocation of Employee’s household goods from Pasadena, California to such location as designated by the Employee.  Such services shall not exceed $3,000.00.

C)  Employer will provide to Employee up to six months of executive outplacement services in a value not to exceed $6,000.

D)  If Employee executes and delivers to Employer a) an executed original of this Agreement within twenty-one days and does not revoke same; and b) within twenty-one days following the termination of the employment relationship other than for cause but no later than December 31, 2010 Employee executes a further General Release in the form attached hereto as Addendum A; as further consideration within five business days thereafter Employer will pay to Employee the sum of $100,000 less applicable withholdings.

E)  In the event that Employee voluntarily terminates the employment relationship without cause prior to September 8, 2010 and upon Employee executing and delivering to Employer the unrevoked Agreement and Addendum A in accordance with the timing and procedures referenced in 5D above, subject to prior approval by the Public Storage Compensation Committee Employer will i) accelerate and cause to vest 1,250 restricted stock units in Public Storage common stock that were originally scheduled to vest on September 8, 2010; and ii) Employee’s 15,000 non-qualified stock options to acquire 15,000 common shares of Public Storage stock that were scheduled to vest on September 8, 2010 with a grant price of $93.10 will be accelerated and deemed vested.  Any other unvested Public Storage stock options and restricted stock units shall terminate upon termination of the employment relationship for any reason.  All vested Public Storage stock options held by Employee shall be handled in accordance with the applicable equity plan and option agreement.

Employee acknowledges that as of the time of Employee’s execution of this Agreement, Employee has received all wages and other compensation due Employee as of the date of execution of this Agreement in connection with Employee’s employment relationship with Employer, and that the compensation provided for in this section will constitute the sole, entire, and only financial obligations of Employer to Employee.

Employee acknowledges and agrees that Employer has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement.  Employee agrees to pay federal, state and/or local taxes, if any, which are required by law to be paid with respect to this Agreement.  Employee fully agrees to indemnify and hold Employer, and all of its Employees, principals and agents, harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against

Employer for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal, state or local tax laws, and any costs, expenses or damages sustained by Employer or its employees or principals by reason of any such claims, including any amounts paid by Employer as taxes, attorneys fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

Employer represents that this Agreement and the compensation set forth therein have been approved by Employer’s Compensation Committee of Employer’s Board of Trustees.

6.           Non-Admission of Liability.  The parties understand and agree that their execution of this Agreement shall not in any way constitute or be construed as an admission of liability whatsoever by either party, their successors or any related parties.

7.           Termination of Employment Relationship.  Unless the employment relationship is otherwise terminated in connection with this section, the parties agree that Employee's employment with Employer shall terminate as of 11:59 P.M. Pacific Time on December 31, 2010, and that Employee will not apply nor shall Employee be re-employed by Employer.  Prior to December 31, 2010, the employment relationship may only be terminated by the Employer for “cause.”  Termination for “cause” may be based upon any of the following, as determined by Employer in its reasonable discretion:

(i)           Any act of fraud, dishonestly, embezzlement, or theft.

(ii)           Conviction of, or a plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude;

(iii)           Any act of gross negligence in the performance of Employee’s responsibilities;

(iv)           Any inexcusable repeated or prolonged absence from work other than as a result of illness or a disability;

(v)           Employee’s voluntary resignation from employment with Employer after having committed any act that would constitute “cause” for termination of the employment relationship as defined in this Section 7.

In the event Employee’s employment is terminated for cause, Employee will receive his base salary and unused vested vacation benefits through the date of termination, and Employer will not owe to Employee any other compensation or financial obligations.

8.           Property.  No later than December 31, 2010, Employee will execute and deliver to Employer a truthful written acknowledgment that Employee has returned to Employer all documents, reports, files, memoranda, records, Company credit cards, key passes, door and file keys, laptop, computer access codes, information and other physical and personal property of Employer which Employee received or helped prepare in connection with Employee’s employment and which Employee has in Employee’s possession.  The term "information" as used in this Agreement means (a) confidential information including, without limitation, information received from Employer's clients, employees or its agents, under confidential conditions; and (b) other business or financial information received because of Employee's employment with Employer.

Employee further represents that he will remove all personal possessions from Employer’s premises prior to December 31, 2010.

9.           Trade Secrets and Confidential Information.  Employer’s competitive success depends on the proper safeguarding of Employer’s trade secrets and confidential information.  Certain such information Employer pertains to the privacy interests of individuals and must be safeguarded for that reason as well.  Employee promises to continue to preserve the confidentiality of Employer’s trade secrets and commercially useful confidential information learned through Employee’s employment and to use this information only as necessary and appropriate for Employer’s legitimate business purposes.  Employee promises to safeguard against disclosure without the consent of affected persons all information touching on the privacy interests of Employer’s employees and tenants.  Employer’s trade secrets and commercially useful confidential information include without limitation Employer’s non-public financial information and the contents of Employer’s business plans.

10.           Non Solicitation.  Employee agrees that for a period of one year following the termination or expiration of this agreement, Employee will not directly or indirectly, or by action in concert with others, induce or influence (or seek to induce or influence), any person who is engaged as an employee, agent, independent contractor or otherwise by Employer to terminate such person’s employment or engagement with Employer.

11.           A.           General Release by Employee.   In exchange for the promises contained herein, Employee, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, for Employee, Employee’s attorneys, successors and assigns (collectively "Releasers"), hereby releases and forever discharges Employer, and its subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, present employees and past employees, and their successors, heirs, executors and administrators (collectively “Releasees”), and each of them from any and all past or present claims, demands, causes of action, and liabilities of every kind and nature whatsoever, known and unknown, suspected or unsuspected, which the Releasors ever had, now have, hereinafter can, shall or may have, from the beginning of time to the effective date hereof, including but not limited to any claims, demands, causes of action or liabilities which Employee could assert at common law, by any statute, rule, regulation, ordinance or law, whether federal, state or local, or in any other grounds whatsoever, that pertain to or arise out of the Employee's employment with Employer, including but not limited to claims under the California Labor Code, California Government Code, the Employment Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000E et seq., the Age Discrimination In Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of Title 42 of United States Code, claims for wrongful discharge, breach of contract, negligence, implied contract, quasi-contract, promissory estoppel, implied covenant of good faith and fair dealing, bad faith and denial of existence of contract, defamation, interference with contractual relationships, invasion of privacy, infliction of emotional distress, employment discrimination, retaliation, failure to prevent discrimination from occurring, fraud, and all other federal, state and local laws, ordinances, regulations or orders which relate in any way to employment, termination of employment or the continuing effects thereof. Notwithstanding the provisions in this section, Employee retains all indemnification rights afforded under California Labor Code Section 2802 and Employee’s Indemnification Agreement , dated September 8, 2008, with the Company.

B.           General Release By Employer.  Employer hereby releases, acquits and forever discharges Employee and his heirs, representatives and assigns, from any and all charges, claims, rights, agreements, actions, costs, expenses, causes of action, obligations, damages, losses, promises and liability of whatever kind and nature, in law or equity or otherwise, whether known or unknown, suspected or unsuspected, directly or indirectly arising out of, based upon or relating in any way to Employee’s employment with Employer or relating to or arising from any alleged act or omission by Employee, provided, however, that nothing in this Agreement shall be construed to be a waiver or release of any rights Employer has to enforce the terms of this Agreement.  Employer agrees that this release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any alleged act or omission of Employee during the course of his employment with Employer.

12.           Notice Re Waiver of Rights.  If Employee signs this Agreement, Employee will forever give up all rights and claims asserted against Employer, including the waiver and release of all discrimination claims.  The Federal Age Discrimination In Employment Act requires that employers give certain notices to employees (including ex-employees) involved in claims that may include age discrimination.  Pursuant to the Federal Age Discrimination In Employment Act, Employer hereby notifies Employee of the following employee rights:

A.           Employee may not waive or release any right or claim under the Age Discrimination In Employment Act unless Employee's waiver and release is knowing and voluntary, and employee fully understands all of the terms of the release.

B.           Employee's waiver and release must be part of an agreement between Employee and Employer and must be written in a manner calculated to be understood by Employee.

C.           Employee's waiver or release must specifically refer to the rights or claims arising under the Federal Age Discrimination In Employment Act.

D.           Employee may not waive or release any of Employee's rights or claims that arise after the date Employee signs this Agreement.

E.           Employee may only waive or release rights or claims in exchange for consideration in addition to anything of value to which Employee is already entitled.

F.           Employee is advised in writing to consult with an attorney before signing this Agreement.

G.           Employee has a period of at least 21 days in which to consider whether to sign this Agreement, and this Agreement provides that for seven days after Employee signs this Agreement, Employee may revoke   the Agreement and this Agreement will not become effective or enforceable until this seven day revocation period expires.

Revocation shall be made solely by delivering a written notice of revocation to:

Candace N. Krol
Senior Vice President – Human Resources
Public Storage
701 Western Avenue,
Glendale, CA  91201

13.           Power to Release.  Employee represents and warrants that Employee is the sole owner of the claims, demands, causes of action and liabilities which Employee is releasing, and Employee has full power to give the release provided for herein.  Employee further represents and warrants that Employee has not assigned or transferred any of the claims, demands, causes of action or liabilities released herein and agrees to indemnify and hold Employer harmless from and against any claims, demands, causes of action and liabilities, including attorney fees incurred, arising out of any such transfer or assignment.

14.           Waiver of Unknown Claims.  Employee expressly waives the provisions, rights and benefits of Section 1542 of the California Civil Code and any similar laws of any other jurisdiction, which provide:

"Section 1542.  General Release -- Claims Extinguished.  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California as well as all other jurisdictions, the parties expressly acknowledge that the General Release contained in Paragraph 11 is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

This Paragraph 14 shall not serve as a release of rights under or preclude the parties from filing suite to enforce the provisions of the Agreement or with respect to any right to indemnification provided under Employee’s director and officers’ liability insurance policy or Employer’s bylaws.

15.           Integration.  This Agreement contains a single integrated contract expressing the entire agreement of the parties on the issues stated herein.  With the exception of the parties’ existing arbitration agreement (which the parties intend to remain effective), there are no other agreements, written or oral, express or implied, prior or collateral, between the parties, except the Agreement set forth herein.  No representative of any party hereto has or had any authority to make any representations or promises not contained in this Agreement, and each of the parties acknowledges that they have not executed this Agreement in reliance upon any such representation or promise.  This Agreement cannot be modified or changed except by a written instrument signed by each of the parties.

16.           Severability.  The provisions of this Agreement are severable, and if any part is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

17.           Effective Date.  Employee shall have a period of at least 21 days within which to consider this Agreement, and, if thereafter executed by Employee, this Agreement may be revoked for a period of seven days following the execution of this Agreement.  This Agreement shall not become effective or enforceable until such revocation period has expired without the exercise of such revocation right (“Effective Date”).

18.           Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  This Agreement may be executed in counterparts, each of which may be deemed to be an original and all of which shall constitute the Agreement; provided, however, that the Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.

19.           Captions and Interpretations.  Paragraphs, titles, captions contained herein are inserted for convenience and reference, and are not intended to define, limit or describe the scope of the Agreement or any provisions thereof.  No provision of the Agreement is to be interpreted for or against any party on the basis that a particular party or Employee’s attorney drafted such provisions.

20.           Conditions of Execution.  Each party acknowledges and warrants that their execution of the Agreement is free and voluntary.

21.           Attorney Fees and Costs.  If any party hereto commences any action or other proceeding to enforce or interpret this Agreement, including any actions to reform or rescind or any manner effect the provisions of this Agreement, the prevailing party shall be entitled to all reasonable costs incurred therewith, including but not limited to actual attorney fees.  Otherwise, the parties shall each bear their own attorney fees and costs incurred.

Dated:                      June 18, 2010                                                       s/ Mark C. Good
Mark C. Good, Employee

Dated:      June 24, 2010                                                        PUBLIC STORAGE, Employer

By:          /s/Ronald L. Havner, Jr.
Ronald L. Havner, Jr.
Its:   Chief Executive Officer

ADDENDUM A

General Release by Employee.   For good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, for Employee, Employee’s attorneys, successors and assigns (collectively "Releasors"), hereby releases and forever discharges Public Storage, and its past and present subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, present employees and past employees, and their successors, heirs, executors and administrators, and each of them from any and all past or present  claims, demands, causes of action, and liabilities of every kind and nature whatsoever, known and unknown, suspected or unsuspected, which the Releasors ever had, now have, hereinafter can, shall or may have, from the beginning of time to the effective date hereof, including but not limited to any claims, demands, causes of action or liabilities which Employee could assert at common law, by any statute, rule, regulation, ordinance or law, whether federal, state or local, or in any other grounds whatsoever, that pertain to or arise out of the Employee's employment with Public Storage, including but not limited to claims under the California Labor Code, California Government Code, the Employment Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000E et seq., the Age Discrimination In Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of Title 42 of United States Code, claims for wrongful discharge, breach of contract, negligence, implied contract, quasi-contract, promissory estoppel, implied covenant of good faith and fair dealing, bad faith and denial of existence of contract, defamation, interference with contractual relationships, invasion of privacy, infliction of emotional distress, employment discrimination, retaliation, failure to prevent discrimination from occurring, fraud, and all other federal, state and local laws, ordinances, regulations or orders which relate in any way to employment, termination of employment or the continuing effects thereof.

Dated:                       _____________________________________
Mark C. Good, Employee